Exhibit 10.1

Execution Copy

AMENDMENT NO. 3 TO THE
SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) is entered into as of November 3, 2010, by and among Constellation Nuclear, LLC (“CNL”), a Delaware limited liability company and wholly owned subsidiary of Constellation Energy Group, Inc. (“Constellation”), CE Nuclear, LLC (“CEN”), a Delaware limited liability company, and EDF Inc. (f/k/a EDF Development Inc.) (“EDFD”), a Delaware corporation and a wholly owned subsidiary of E.D.F. International S.A. (“EDFI”), as Members, and Constellation Energy Nuclear Group, LLC, a Maryland limited liability company (the “Company”).

WITNESSETH:

WHEREAS, on December 15, 1999, the Company was formed as a wholly owned subsidiary of Constellation under the Maryland Limited Liability Company Act, as amended from time to time, pursuant to Articles of Organization filed with the Maryland Department of Assessments and Taxation;

WHEREAS, Constellation entered into a second amended and restated operating agreement of the Company, dated as of November 6, 2009 (the “Second Amended and Restated Operating Agreement”), which amended and restated the operating agreement of the Company, dated as of July 1, 2002; and

WHEREAS, the Parties desire to amend the Second Amended and Restated Operating Agreement as provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.                                Defined Terms.  Capitalized terms used in this Amendment without separate definition shall have the respective meanings assigned to such terms in the Second Amended and Restated Operating Agreement.

SECTION 2.                                Amendment to Section 9.3.  Section 9.3 of the Second Amended and Restated Operating Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 9.3 of the Second Amended and Restated Operating Agreement shall read as follows:

Section 9.3                                      Right of First Offer.

(a)                                  Except in the case of a Transfer to a Permitted Transferee pursuant to Section 9.2, prior to the Transfer of Membership Interests, the Member(s) proposing to Transfer all or any portion of its Membership Interest (the “Offering

Member”) must deliver a Transfer Notice to the other Member(s) who is not an Affiliate of the Offering Member at least sixty (60) Days prior to the proposed Transfer.  The other Member(s) who is not an Affiliate of the Offering Member shall have the option to purchase all of the Membership Interests proposed to be Transferred for the cash purchase price set forth in the Transfer Notice and pursuant to the other terms and conditions set forth in this Agreement.  The other Member(s) who is not an Affiliate of the Offering Member shall have sixty (60) Days from receipt of the Transfer Notice (the “Transfer Acceptance Period”) in which to exercise its option to purchase all of the Membership Interests pursuant to this Section 9.3(a) by providing written notice of exercise of the option to the Offering Member and to the Company.

(b)                                 In the event that, at the end of the Transfer Acceptance Period, the other Member(s) who is not an Affiliate of the Offering Member has not elected to purchase all of the Membership Interests proposed to be Transferred, then the Offering Member shall be free to consummate the transaction described in the Transfer Notice, provided, that within 90 days after the end of the Transfer Acceptance Period, a definitive agreement is executed for the sale of such Membership Interests, and the terms and conditions (including price) in such agreement are no more favorable to the purchaser than those set forth in the Transfer Notice.  Prior to the execution of such definitive agreement, the Offering Member shall not grant exclusivity to a prospective third party purchaser (the “Third Party Purchaser”) to the extent such grant of exclusivity would prohibit or restrict the Offering Member from entertaining, negotiating or accepting an offer by another Member in respect of the subject Membership Interest.  In the event a Member exercises the option to purchase under Section 9.3(a), but such Member fails to tender the required consideration at the closing, in addition to being entitled to complete the proposed transaction, the Offering Member shall have all rights and remedies against the other Member available for breach of contract.

(c)                                  The parties shall use their reasonable efforts to close any purchase under Section 9.3 as promptly as possible after (i) the other Members provide written notice of the exercise of their option under Section 9.3(a) or (ii) the Offering Member executes a definitive agreement as contemplated by Section 9.3(b), as applicable.  At the closing, the Offering Member shall deliver to the purchaser an executed assignment of the subject Membership Interest satisfactory in form to counsel for the Company, and the purchaser shall deliver the purchase price in cash or immediately available funds.  The Offering Member and the purchaser each shall execute and deliver such other documents as may reasonably be requested by the other.  If the closing of any purchase by the other Members under Section 9.3(a) does not occur within one (1) year after the expiration of the Transfer Acceptance Period, then the right to close on the purchase shall lapse and the Offering Member may sell the Membership Interests proposed to be Transferred in accordance with Section 9.3(b) (on terms and conditions (including price) no more favorable to the purchaser than those set forth in the Transfer Notice) as if the other Members had elected not to purchase the Offering Member’s interests.

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(d)                                 In connection with a reasonable due diligence investigation conducted by the Third Party Purchaser in relation to a Transfer pursuant to Section 9.3(b) by the Offering Member, the parties hereby agree that they shall cause the Company as soon as practicable after the giving of a transfer notice to prepare a data room and otherwise to provide reasonable access (during regular business hours upon reasonable notice) to the offices, properties, plants, other facilities, books and records, officers, directors, employees, agents, financial advisors, accountants and counsel of the Company and furnish such additional financial and operating data and other information regarding the business, operations, assets, liabilities and financial condition of the Company as the Offering Member or the Third Party Purchaser may reasonably request, subject to such Third Party Purchaser signing a customary confidentiality agreement with the Offering Member and the Company regarding any information to be delivered to such Third Party Purchaser.  Such access shall continue until the closing of the sale to the Third Party Purchaser, or termination of the sales process with such Third Party Purchaser.

SECTION 3.                                Amendment to Article I.  Article I of the Second Amended and Restated Operating Agreement is hereby amended by adding the text that follows:

““Product” has the meaning assigned in the applicable CECG Power Purchase Agreement.”

SECTION 4.                                Amendment to Section 7.2(j)(xxv).  Section 7.2(j)(xxv) of the Second Amended and Restated Operating Agreement is hereby amended by deleting clause (ii) therein so that, as amended, Section 7.2(j)(xxv) of the Second Amended and Restated Operating Agreement shall read as follows:

“(xxv)                 From such time that the credit rating of Constellation’s senior unsecured debt is below BBB- according to S&P or Baa3 according to Moody’s, the decision to enter into any Monthly Energy Hedge Transaction under any CECG Power Purchase Agreement after such event which requires the delivery of Product on or after January 1, 2012;”

SECTION 5.                                Amendment to Section 7.2(j)(xxix).  Section 7.2(j)(xxix) of the Second Amended and Restated Operating Agreement is hereby amended by deleting the text that follows so that, as amended, Section 7.2(j)(xxix) of the Second Amended and Restated Operating Agreement shall read as follows:

“ (xxix)             [RESERVED].”

SECTION 6.                                Amendment to Exhibit D.  Exhibit D to the Second Amended and Restated Operating Agreement is hereby amended by deleting Exhibit D in its entirety and replacing it with the exhibit attached hereto as Exhibit D.

SECTION 7.                                Effect of Amendment.  The parties hereto agree that, except as expressly set forth herein, all terms of the Second Amended and Restated Operating Agreement shall remain in full force and effect.  In the event of any inconsistency or conflict between the

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Second Amended and Restated Operating Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

SECTION 8.                                Entire Agreement.  This Amendment and the Second Amended and Restated Operating Agreement, including the Exhibits, Schedules and other documents referred to therein which form a part thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  From and after the execution of a counterpart hereof by the parties hereto, any reference to the Second Amended and Restated Operating Agreement shall be deemed to be a reference to the Second Amended and Restated Operating Agreement as amended hereby.

SECTION 9.                                Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the state of Maryland without regard to principles of conflict of laws.

SECTION 10.                          Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.  Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

CONSTELLATION NUCLEAR, LLC

By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco
Its: Assistant Secretary

CE NUCLEAR, LLC

By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco
Its: Assistant Secretary

EDF INC.

By:	/s/ Jean-Pierre Benque
Name: Jean-Pierre Benque
Its: President

CONSTELLATION ENERGY NUCLEAR GROUP, LLC

By:	/s/ Steven L. Miller
Name: Steven L. Miller
Its: Senior Vice President and Secretary

Signature Page to Amendment to

Second Amended and Restated CENG Operating Agreement

Exhibit D

Risk Profile Guidelines

(Revised Guidelines Adopted November 2010)

Any capitalized term used in this Exhibit D and not otherwise defined in this Agreement shall have the meaning given to such term in the CECG Power Purchase Agreements and the EDFTNA Power Purchase Agreements.

Core Risk Policy

•                       These Risk Profile Guidelines will guide the activities of the Company and the Company Generation-Subs.

•                       These Risk Profile Guidelines may be amended from time to time by the Board of Directors upon the recommendation of the Audit and Finance Committee.

•                       The Audit and Finance Committee of the Board of Directors will identify the products which the Company may use to implement its risk management strategy.  Use of such products will serve two objectives:

(1)                                  fixing the price of a portion of the Company’s anticipated future energy sales in accordance with the hedging strategy described below (the “Hedging Strategy”) so as to (A) provide the Company with an acceptable rate of return on the Nuclear Facilities and (B) help control potential EBITDA volatility over a three-year planning horizon; and

(2)                                  providing the Company’s management with flexibility in managing the future physical operation of the Nuclear Facilities.

•                       The Company will implement the Hedging Strategy.

•                       The Company will not engage in any speculative trading based on the Nuclear Facilities’ physical generation position, due to price anticipation or otherwise.

•                       The Company will take reasonable measures, if available, to address “intrinsic” or “unhedgeable” risk (e.g., volume uncertainty, macroeconomic events).

•                       The Company will ensure the adequacy of its risk policy given available capital and financial constraints.

•                       The Company will ensure consistency between its risk policy, financial objectives and Hedging Strategy.

•                       In implementing the Risk Profile Guidelines, the Company will comply with all applicable rules and regulations.

Hedging Strategy (applicable through 2014)

•                       The Hedging Strategy focuses on reducing exposure to forward energy and related product prices through a rolling hedging process aimed at improving the predictability of revenues over the next three full calendar years.

•                       Pursuant to the Hedging Strategy, during each calendar year up to the end of 2014:

(i)                                     The initial target hedge ratios will be:

(a)                                  Year 1:  100%(1)

(b)                                 Year 2:  60%

(c)                                  Year 3:  30%

(ii)                                  The target hedge ratios may be adjusted from time to time by the Board of Directors upon the recommendation of the Audit and Finance Committee.

(iii)                               During the Terms of the CECG Power Purchase Agreements and the EDFTNA Power Purchase Agreements, if the Company-Generation Subs enter into Monthly Energy Hedge Transactions under the CECG Power Purchase Agreements and the EDFTNA Power Purchase Agreements, they will do so such that the aggregate amount of Hedged Quantity of Product represents a percentage of the aggregate Available Energy of all the Nuclear Units during Years 1—3 approximately equal to the target hedge ratios.

(a)                                  Except as set forth in clause (b) below, the Company-Generation Subs will enter into Monthly Energy Hedge Transactions under the EDFTNA Power Purchase Agreements and the CECG Power Purchase Agreements so that, at the conclusion of each calendar month, (x) the ratio of Hedged Quantity of Product to total Quantity in each of Years 1—3 under the CECG Power Purchase Agreements approximately equals (y) the ratio Hedged Quantity  of

(1)  The first such year will be 2011.  The Monthly Energy Hedge Transactions entered into in November 2010 and December 2010 will cover the increase in the initial target hedge ratio for 2011 on a ratable basis.  In addition, for the months of November 2010 and December 2010, any unhedged volumes (e.g. the 5% non-hedged portion) shall be sold at index.

Product to total Quantity in each of Years 1—3 under the EDFTNA Power Purchase Agreements.  The total Quantity shall reflect the total capacity of the unit in question less any Legacy PPAs and, for this purpose, shall also exclude volumes associated with the RSA at Nine Mile Point Unit 2, if so determined in accordance with (iv) below.

(b)                                 Clause (a) will not apply at any time that the decision described at Section 7.2(j)(xxv) of the Agreement constitutes a “Special Matter,” at which time no further Monthly Energy Hedge Transactions will be entered into under the CECG Power Purchase Agreements unless agreed to by the Board of Directors and CECG.

(c)                                  During the period that the decision described at Section 7.2(j)(xxv) of the Agreement constitutes a “Special Matter,” the Company may utilize third-party products (e.g., financial hedges) to hedge market risk with respect to future deliveries of Product under the CECG Power Purchase Agreements if approved by the Board.

(iv)                              At the Risk Group’s discretion, volumes of Energy subject to the “Monthly Price Adjustment” (as defined in the RSAs) may be subtracted from the estimated Energy output of the Nuclear Units in order to calculate Hedge Quantities with respect to any month during Years 1—3.

Additional Guidelines

•                       In the case of any exposure to foreign currency (“FX”) markets or interest rate (“IR”) risk  associated with the sale or purchase of any commodity (including in connection with nuclear fuel procurement activities), the Company will ensure that its FX and IR risk allocation process is consistent with the hedging strategies it employs in connection with the related commodities.

•                       With respect to counterparty credit risk, the Company will have no non-collateralized exposure to counterparties that fail to meet a credit rating threshold.  This provision will not apply to the CECG Power Purchase Agreements, EDFTNA Power Purchase Agreements and any other contracts in effect as of the Effective Date.

•                       Any transaction or investment to be entered into by the Company or any Company Generation-Sub with a term greater than three years must be approved by the Board of Directors.

•                       The Company will ensure that long-term investment or contractual decisions are based on an explicit consideration of risk exposure, employ a consistent risk/return approach (identifying the impact of the transaction on the Company’s net consolidated exposure) and serve to implement the Company’s risk management strategy.

Constellation Energy Nuclear Group, LLC Risk Group Responsibilities

•                       The Company’s consolidated physical and financial exposure will be continually assessed and managed by its risk personnel (the “Risk Group”).  Certain functions to be provided by the Risk Group may be outsourced to Constellation’s Corporate Risk personnel as of the Effective Date; provided, that the Company establishes an internal risk function within a reasonable period of time after the Effective Date.

•                       The Risk Group will assess exposure through the use of various risk indicators, including open position analysis, value-at-risk, earnings-at-risk, cash-at-risk, credit risk, operational risk and liquidity risk.

•                       The Risk Group will develop and implement an auditable deal capture and risk management information system.  This system will be designed to update market information (e.g., price, volatilities, volumes) as frequently as possible.

•                       The Risk Group will deliver risk reports at least monthly to the Board of Directors.  Such reports will include a quantitative assessment of the Company’s and each Company Generation-Sub’s financial and physical exposure.

•                       The Risk Group will develop and implement “alert procedures” which will notify the Board of Directors upon the occurrence of a breach of these Risk Profile Guidelines.

•                       Through the end of 2014, the Risk Group will deliver to the CEG Risk Group and the EDF Risk Group summaries of any agreements in which third-party products are utilized to hedge future deliveries by the Nuclear Units.

Additional Defined Terms

“RSAs” means (i) that certain Revenue Sharing Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Niagara Mohawk Power Corporation; (ii) that certain Revenue Sharing Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and New York State Electric & Gas Corporation; (iii) that certain Revenue Sharing Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Rochester Gas and Electric Corporation; and (iv) that certain Revenue Sharing Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Central Hudson Gas & Electric Corporation.

“Legacy PPAs” means (i) that certain Power Purchase Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Niagara Mohawk Power Corporation; (ii) that certain Power Purchase Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and New York State Electric & Gas Corporation; (iii) that certain Power Purchase Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Rochester Gas and Electric Corporation; (iv) that certain Power Purchase Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Central Hudson Gas & Electric Corporation; and (v) that certain Power Purchase Agreement, dated as of November 24, 2003, between R.E. Ginna Nuclear Power Plant, LLC (as assignee of Constellation Power Source, Inc.) and Rochester Gas and Electric Corporation.